ZEVENBERGEN CAPITAL INVESTMENTS LLC

CODE OF ETHICS AND PERSONAL TRADING POLICY

(Effective December 31, 2014)

Zevenbergen Capital (ZCI) has established a Code of Ethics and Personal Trading Policy (Policy) to ensure that the firm’s fiduciary responsibility to clients serves as the guiding principle in all its activities. ZCI’s policy has been developed to comply with the Investment Advisers Act of 1940 (Rule 204A-1), the Investment Company Act of 1940 (Rule 17j-1), the Insider Trading and Securities Fraud Enforcement Act of 1988 and with consideration of guidelines established by the Investment Company Institute’s 1994 Report on Personal Investing, as well as the unique aspects of ZCI’s business, clients and investments. This Policy helps to clearly set out the following: 1) at all times, ZCI places the interest of its clients first, 2) personal trading procedures for ZCI team members, 3) deterrents for the misuse of material, nonpublic information in securities transactions and 4) commitment by the firm’s entire team to comply with all securities laws and ZCI’s overarching fiduciary responsibility to clients. Every employee must read and follow this Policy or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. Any questions should be directed to ZCI’s Chief Compliance Officer (CCO).

Definitions

Access Person - any employee of ZCI (except those working on a part-time, temporary or independent contractor basis, unless the positions held are responsible for portfolio management, research or trading) or non-employee director of ZCI’s Board.

Associated Person - an Access Person’s spouse, household member(s), minor child(ren), domestic partner or other individuals where the employee manages the account or has beneficial interest in the account.

Beneficial Interest - the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in a security and/or account.

Statement of Principles

Under no circumstance shall an Access Person take advantage of their position of trust and responsibility. At all times the following principles shall govern an Access Person’s investments. Every ZCI Access Person shall:

1)	adhere to the highest ethical standards

2)	place client interests above personal interests

3)	ensure that all personal securities transactions are conducted consistent with this Policy and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility

4)	avoid certain types of personal securities transactions deemed to create a conflict of interest

5)	not use knowledge of open, executed or pending client portfolio transactions to profit by the market effect of such transactions

6)	not take advantage of any investment opportunity belonging to clients

7)	conduct all personal securities transactions in a manner consistent with this Policy and with the CFA Institute’s Code of Ethics and Standards of Professional Conduct

8)	embrace the firm’s fiduciary responsibility to clients by holding information regarding clients’ security holdings and financial circumstances as confidential

9)	comply with all Federal securities laws and any laws governing ZCI’s actions on behalf of clients.

Technical compliance with this Policy does not automatically insulate Access Persons from scrutiny should any security transaction indicate an abuse of fiduciary duties or violate applicable law.

CFA Institute Code of Ethics and Standards of Professional Conduct

ZCI has adopted the CFA Institute’s Code of Ethics and Standards of Professional Conduct as a further commitment to the fiduciary responsibility the firm has to its clients and the ethical approach the firm brings to its business, industry and profession.

CODE OF ETHICS

AND STANDARDS OF

PROFESSIONAL CONDUCT

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by promoting the highest standards of ethics, education, and professional excellence for the ultimate benefit of society. High ethical standards are critical to maintaining the public’s trust in financial markets and in the investment profession. Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations. All CFA Institute members (including holders of the Chartered Financial Analyst® [CFA®] designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility. Violations may result in disciplinary sanctions by CFA Institute. Sanctions can include revocation of membership, revocation of candidacy in the CFA Program, and revocation of the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including CFA charterholders) and candidates for the CFA designation (“Members and Candidates”) must:

•	Act with integrity, competence, diligence, respect and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

•	Place the integrity of the investment profession and the interests of clients above their own personal interests.

•	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

•	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.

•	Promote the integrity and viability of the global capital markets for the ultimate benefit of society.

•	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I.	PROFESSIONALISM

A.	Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.	Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another’s independence and objectivity.

C.	Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D.	Misconduct. Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.	INTEGRITY OF CAPITAL MARKETS

A.	Material Nonpublic Information. Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B.	Market Manipulation. Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

© 2014 CFA Institute	www.cfainstitute.org

III.	DUTIES TO CLIENTS

A.	Loyalty, Prudence, and Care. Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment. Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.

B.	Fair Dealing. Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C.	Suitability

1.	When Members and Candidates are in an advisory relationship with a client, they must:

a.	Make a reasonable inquiry into a client’s or prospective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b.	Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c.	Judge the suitability of investments in the context of the client’s total portfolio.

2.	When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must make only investment recommendations or take only investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.	Performance Presentation. When communicating investment performance information, Members and Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E.	Preservation of Confidentiality. Members and Candidates must keep information about current, former, and prospective clients confidential unless:

1.	The information concerns illegal activities on the part of the client or prospective client.

2.	Disclosure is required by law, or

3.	The client or prospective client permits disclosure of the information.

IV.	DUTIES TO EMPLOYERS

A.	Loyalty. In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.	Additional Compensation Arrangements. Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with or might reasonably be expected to create a conflict of interest with their employer’s interest unless they obtain written consent from all parties involved.

C.	Responsibilities of Supervisors. Members and Candidates must make reasonable efforts to ensure that anyone subject to their supervision or authority complies with applicable laws, rules, regulations, and the Code and Standards.
V.	INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTIONS

A.	Diligence and Reasonable Basis. Members and Candidates must:

1.	Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.

2.	Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.	Communication with Clients and Prospective Clients. Members and Candidates must:

1.	Disclose to clients and prospective clients the basic format and general principles of the investment processes they use to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.

2.	Disclose to clients and prospective clients significant limitations and risks associated with the investment process.

3.	Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.

4.	Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.	Record Retention. Members and Candidates must develop and maintain appropriate records to support their investment analyses, recommendations, actions, and other investment-related communications with clients and prospective clients.
VI.	CONFLICTS OF INTEREST

A.	Disclosure of Conflicts. Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients, and employer. Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B.	Priority of Transactions. Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.	Referral Fees. Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from or paid to others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.	Conduct as Participants in CFA Institute Programs. Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA Institute programs.

B.	Reference to CFA Institute, the CFA Designation, and the CFA Program. When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program. Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA program.

www.cfainstitute.org

Conflicts of Interest

Associations with Other Entities

Access Persons shall disclose any potential conflicts of interest, including the existence of any substantial economic relationship (to include beneficial interest) with any other entity, public or private.

No one shall serve as a director or officer of another entity without prior, written authorization from the Board of Directors of ZCI based upon a determination that such officer or board service would be consistent with the interests of ZCI and its clients. If officer or board service is authorized, the Access Person shall be isolated from making investment decisions for ZCI with respect to the entity for which they are serving as an officer or director. The Access Person is also restricted from sharing any material, nonpublic information relating to the entity.

Gifts and Entertainment

ZCI and its Employee Access Persons should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to another person or firm. Similarly, ZCI and its Employee Access Persons should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to ZCI or to the Employee Access Person.

Gifts (defined as items given/received where the recipient does not pay fair market value) of nominal value (i.e. whose reasonable value is no more than $100 per calendar year) may be accepted. In conjunction with their responsibilities at ZCI, on occasion, ZCI Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other individuals or entities that are valued in excess of $100. In order to maintain impartial relationships, acceptance of such gifts is not permitted. If an Employee Access Person receives any gift that might be prohibited under this Policy, immediately inform the CCO.

Generally, ZCI and its Employee Access Persons may not give gifts (as defined above) with an aggregate value in excess of $250 per calendar year to persons associated with securities or financial organizations, including exchanges, other investment advisers, news media, clients, or other individuals/entities with which ZCI does business (calculation of this amount excludes the cost of Seattle Mariners tickets that are shared with clients, prospective clients, vendors, etc. by ZCI). Sometimes circumstances may exist where a gift or entertainment request falls outside of these guidelines and additional review or consideration is warranted. These circumstances must be submitted to the CCO for review and approval.

Unsolicited promotional material (such as cards, pens, t-shirts, hats, etc.) that is general in nature and incidental in value is not considered a gift under this policy.

In addition to the gift guidelines provided above, the following gifts are never permissible to give or accept:

•	Cash, items redeemable for cash, cash equivalents or securities

•	An arrangement of “quid pro quo,” (i.e., “something for something”)

•	Any gift which is illegal or results in any violation of law such as ERISA, Taft Hartley, State Statutes, etc.

•	Gifts to anyone who threatens or has submitted a complaint about ZCI or a ZCI team member

With regard to entertainment (defined as an activity with a ZCI Employee Access Person present), ZCI and its Employee Access Persons are permitted to both entertain and be entertained provided the entertainment is not excessive in value or frequency, and only to foster and promote business relationships.

Special attention should also be given to gifts or entertainment shared with any union officials. ZCI is responsible for additional reporting to the Department of Labor of such items. The quarterly compliance certification provides for separate delineation of any such gifts or entertainment to facilitate the firm’s required annual reporting (LM-10).

For ERISA clients, Employee Access Persons are limited to giving a total of $250 for both gifts and entertainment combined per individual, per calendar year. In the case of gifts or entertainment provided to a group of individuals of an ERISA client, the total amount will be divided by the number of individuals who receive the gift or entertainment. A designated Investment Associate will track gifts and entertainment provided to individuals at ERISA clients throughout the year to ensure compliance with this limitation.

Should a client’s or prospective client’s policies, investment guidelines or governing regulations (i.e. Taft Hartley, etc.) specifically address the giving or accepting of gifts and/or entertainment, then ZCI shall follow whichever standard is more conservative.

To ensure ZCI’s compliance with this gift and entertainment policy, ZCI Employee Access Persons are responsible for providing, as part of their quarterly compliance certification, a list of each gift and or/entertainment given or received during the quarter (the Employee Access Person responsible for such reporting is the one initiating/receiving the gift, or entertaining/being entertained, not the Employee Access Person who may have responsibility for paying for such gifts or entertainment). If such entertainment is shared, then an estimate of the Employee Access Person’s pro-rated share of the entertainment is noted. A designated Investment Associate is responsible for recording gifts and/or entertainment given to, and received by the firm (as opposed to an Employee Access Person, individually) and estimating the per person value of the gift/entertainment and reporting on such separately each quarter.

These guidelines are not intended to govern entertainment provided, or gifts given to its Employee Access Persons (or their immediate family members) by ZCI.

Political Contributions (Pay-to-Play)

As an investment adviser to Government Entities (as defined in the Rule), ZCI has established the following policies and procedures governing political contributions in compliance with the Securities and Exchange Commission’s (SEC’S) “Pay-to-Play” Rule 206(4)-5 under the Investment Advisers Act of 1940 (Rule).

Definitions. For purposes of this section:

Political Contribution: means any gift, subscription, loan, advance, or deposit of money or anything of value provided to a political candidate, party or Political Action Committee (PAC). This is to include the use of property (such as an Access Person’s home or other real property) for the furtherance of a campaign. This shall not include an Access Person’s volunteer time, provided the Access Person is not compensated for such time by ZCI (e.g. during work hours, vacation, paid leave, holiday or sick time) and such volunteer time/work does not involve the coordination or solicitation of other’s to make Political Contributions (as more thoroughly defined below).

ZCI is prohibited from making Political Contributions. ZCI’s Access Persons shall not make Political Contributions in excess of $150 per candidate, per election. This applies to all elections with the exception of U.S. Presidential elections.

ZCI and its Access Persons shall not coordinate or solicit a person or PAC to make Political Contributions. This shall mean (as defined in the Rule) “communicate, directly or indirectly, for the purpose of obtaining or arranging” a Political Contribution.

Look-Back Provision - New Employees

In compliance with the “look-back” provision of the Rule, ZCI will require any prospective employee to disclose all Political Contributions made over the prior two years.This disclosure will be made a condition of any employment offer and the CCO will review such contributions to ensure compliance with the Rule prior to ZCI hiring the individual.

Recordkeeping

To comply with the Recordkeeping Rule (Rule 204-2) as amended by the Pay-to-Play Rule, ZCI’s Access Persons will report all Political Contributions on a quarterly basis to the CCO. This reporting will be combined with the Gifts and Entertainment reporting described above, with a centralized list of Political Contributions maintained by year. ZCI will also maintain a list of all Government Entities (as defined in the Rule) managed during the previous five years.

Charitable Contributions

ZCI and its Access Persons are allowed to make charitable contributions (to not-for-profit organizations), unless the contribution is made with the express purpose to garner or retain advisory business.

Personal Securities Trading

ZCI encourages Access Persons to invest their retirement and/or other accounts as appropriate for their individual circumstances and within the standards set forth in this Policy.

Employee Personal Trading Compliance Software

ZCI employs an automated, web-based software application (“Software Application”) that facilitates the approval, tracking, certification and recordkeeping of all Access Persons’ personal trading information. The Software Application is designed to allow for trade pre-approval, quarterly trading certification, monitoring of employee trades against ZCI client trades, detect misuse/abuse of proprietary information and to detect violations of applicable securities law. The following requirements will be enforced via this platform unless specifically described otherwise.

ZCI Designated Broker/Dealer

ZCI has established an institutional relationship with a specific broker/dealer (“Designated Broker”) to better utilize the functionality of the Software Application previously described. Access Persons are encouraged to maintain their personal trading accounts with this broker/dealer. Trading pre-approval procedures described later will differ depending on whether the account is held at the Designated Broker or elsewhere. Any such differences are explicitly described in this Policy.

Disclosure of Securities Holdings and Brokerage Accounts

Access Persons shall disclose all reportable investments in which they or an Associated Person has a beneficial interest (including, but not limited to, private placements, non-public securities, warrants, venture capital, derivatives, paper stock and bonds) upon employment with ZCI or designation as an Access Person under this policy and within 30 days of each calendar year-end. Such disclosure is required within 10 days of employment or becoming an Access Person, and shall include information on reportable investments that is not more than 45 days old at the time of employment or becoming an Access Person under this Policy and upon submission of annual reporting. The disclosure must include, at a minimum, the name of the broker, the date of the report, the title and type of security, ticker or CUSIP, number of shares (quantity) and/or principal amount. Should the report not contain one of the above described required items, the Access Person or Associated Person will be required to provide this information. Additionally, all Access Persons must notify the CCO in writing at the end of each quarter when providing the quarterly Report of Personal Investment Transactions if the Access Person or an Associated Person opened a brokerage account or received securities (through gifting or other means) during the quarter for reporting is being provided.

Losses

ZCI does not bear any responsibility for losses resulting from personal investments made in keeping with, or disciplinary actions resulting from violations of this Policy.

High-Risk Trading Activities

Certain trading activities conducted by an Access Person may be high-risk, not only because of the nature of the securities transactions themselves, but also because of the potential that the action necessary to close out the transaction(s) may become prohibited by specific requirements of this Policy. It should be understood that sales and trading in derivative instruments involve special risks (ex. greater price volatility than the underlying security).

Commissions

Employee Access Persons’ commissions on security transactions shall be no lower than the highest commission structure negotiated by ZCI on behalf of clients with the same broker. The CCO must approve any exceptions.

Prohibited Transactions

Access and Associated Persons are prohibited from the following transactions:

•	Acquiring any equity or equity-related securities in an Initial Public Offering (IPO). This represents a clear potential for conflict between the interests of Access Persons and clients. Opportunities to invest in IPOs should be reserved solely for clients. IPO shares may be purchased once they are available on the open market (usually the next business day), assuming all other employee-trading guidelines have been met.

•	Conducting the purchase and sale, or sale and purchase of securities (including mutual funds managed by ZCI) within (60) sixty calendar days of the original transaction (except for “No Knowledge” Accounts as more fully described under the “Exemptions from Pre-Clearance Requirements” section of this Policy). Any profits realized on short-term trades are required to be disgorged. The CCO may grant an exception to the 60 day restriction for specific transactions conducted solely for the purposes of realizing gains or losses for tax purposes. Any such request for exception must be made of the CCO prior to executing the transaction and all granted exceptions will be documented in the quarterly personal trading exception report.

•	Buying or selling securities for an Access or Associated Person’s account ahead of client trades in order to receive a better price (front-running);

•	Purchasing securities already held by an Access or Associated Person, for a client to protect or improve the securities value in an Access or Associated Person’s account (could be used to avoid a personal margin call);

•	Taking an investment opportunity from a client for the Access or Associated Person’s own account;

•	Transactions designed to profit by market effect of the firm’s advice to its clients;

•	Transactions intended to impact the price of any security;

•	Transactions intended to create a false appearance of trading; and

•	Using advance knowledge of securities being considered for client accounts for personal benefit.

Private Placements (to include venture capital)

ZCI currently invests solely in securities of publicly traded companies for clients. However, ZCI and its Access and Associated Persons may invest in private placement securities (i.e. securities that are not registered under the Securities Act of 1933 and are issued by a private company), including venture capital, subject to prior written approval. For Access or Associated Persons wishing to acquire securities in a private placement, a copy of the proposed investment’s private placement memorandum or other investment description must be provided along with a private placement and private offering approval form, to the CCO. Taking into account potential conflicts of interest, the CCO and a Portfolio Manager review the private placement, considering, among other factors, whether the opportunity being offered is a reward for past business, offered to influence future business, or otherwise related to the Access Person’s position with ZCI.

The issue is also reviewed to determine if any of ZCI’s clients currently own the security. If a client currently owns a private placement security that ZCI or an Access or Associated Person is reviewing for purchase, ZCI or the Access or Associated Person may not purchase the security unless; 1) it is determined that the opportunity to invest in the private placement is not being offered because of a client’s ownership of securities of the same issuer, or 2) ZCI discloses to the client(s) that ZCI or an Access or Associated Person has the opportunity to invest in private placement securities of the same issuer and the client(s) provide their written consent prior to any transaction.

ZCI or its Access or Associated Persons shall not purchase any private placement securities of an issuer if the investment opportunity is conditioned upon, or related to; 1) ZCI directing brokerage business from clients to the private placement agent or an affiliate or, 2) ZCI making investments in, or recommending, any securities of the issuer.

Records are maintained of each review and the rationale supporting the decision made. Access and Associated Persons who have received written authorization to acquire a private placement, shall be responsible for informing ZCI’s CCO immediately regarding any change in the status of the private placement, including but not limited to any liquidity event, merger or acquisition, foreclosure or the company’s decision to proceed with an IPO.

Private placement securities may not be purchased or otherwise acquired once an issuer initiates the registration of its IPO. If an Access or Associated Person already holds shares in a private company that initiates the registration process for an IPO, they must notify ZCI’s CCO that the registration process has begun. In such circumstances, the decision to purchase securities of the issuer for clients is subject to an independent review by a Portfolio Manager with no personal interest in the security or issuer. Consideration is also made as to the timing of any liquidation of the securities held by ZCI or an Access or Associated Person. If a private placement security is liquidated prior to an IPO, ZCI (but not Access or Associated Persons) may purchase securities in the IPO for clients, provided the opportunity to invest in the private placement was not connected to the IPO purchase. If the private placement security is liquidated in the issuer’s IPO pursuant to registration rights or otherwise, no IPO shares shall be purchased for clients, unless ZCI receives prior written consent from all participating clients, to sell its private placement securities in the IPO.

ZCI does not sell any private placement securities to clients. ZCI may purchase and sell, on behalf of clients, publicly-offered securities of companies that also issued private placement securities currently held by ZCI or an Access or Associated Person, provided that; 1) ZCI determines that the investment is consistent with the client’s investment objective, policies and restrictions, 2) no private placement securities are sold for 60 days before or after any purchases of publicly-offered securities of the same issuer for ZCI clients, and 3) ZCI discloses in its Form ADV that it may purchase, on behalf of clients, publicly offered securities of an issuer that also issued private placement securities currently held by ZCI or an Access or Associated Person.

ZCI reviews annually, any investments in private placement securities and any decisions to purchase securities of the same issuer for clients. In analyzing these transactions, ZCI shall review the facts and circumstances of the investments, including the investments in private placement securities that were made, the percentage of issuers of private placement securities held by ZCI and/or Access or Associated Persons that are also purchased for clients and the timing of ZCI’s purchases and sales of private placement securities and the purchases and sales of other securities of the issuer for clients.

Trades in Securities Not Held By Clients

Access and Associated Persons may hold equity, or equity-related securities that are not held by clients. However, by virtue of their job responsibilities (including making purchase and sale decisions and/or recommendations for clients), Portfolio Managers, Research Analysts and Traders and their Associated Persons are held to a higher standard regarding trades in securities not held by clients. Should a member of these groups wish to purchase a security not owned/held by clients, they must submit a pre-approval to the CCO via the Software Application and the Portfolio Manager responsible for the security’s sector must provide the CCO rationale why ZCI is not purchasing that particular security for client accounts. If a decision is made to purchase that security on behalf of clients in the future, the Portfolio Manager making the decision and/or recommendation provides an email to ZCI’s CCO explaining why that security is now appropriate for clients. The CCO may grant exception to this limitation and record-keeping requirement for certain securities that do not lend themselves to abuse of the authority placed with Portfolio Managers (including, but not limited to U.S. Government issued securities, municipal bonds and/or broad index-based Exchange Traded Funds - ETFs). Any such exception will be documented in the quarterly personal trading exception report.

Restricted Securities

To ensure ZCI’s clients’ interests are always put ahead of Access and Associated Persons, ZCI maintains a list of securities for which all Employee Access Persons and their Associated Persons (except “No Knowledge” accounts) are prohibited from trading (“Restricted Securities List”). Such list is comprised of those securities that are part of active and/or ongoing investment decisions for clients (as determined by the Portfolio Managers [PM]) as described below:

•	New Position/Purchase: once the PM team identifies a new security to be purchased for client accounts it is added to the Restricted Securities List until a pre-determined target percentage is reached for all client accounts for which the security is being purchased.

•	Selling/Exiting: when the PMs identify a particular security to be liquidated from all eligible client accounts it is added to the Restricted Securities List. The security will remain on the Restricted List until it is sold from all client accounts for which it is targeted for sale.

The Restricted Securities List is reviewed by the CCO and PMs periodically, no less than quarterly, to ensure it accurately reflects the above criteria. Changes to the list are conducted by the CCO as necessary or as directed by a Portfolio Manager.

Pre-Approval Procedures for Personal Securities Transactions

The following procedures shall govern personal securities transactions (including mutual funds managed by ZCI) of all Employee Access Persons and their Associated Persons. Non-Employee Access Persons and their Associated Persons may be exempt from these outlined pre-approval procedures for personal securities transactions provided they have no day-to-day access to ZCI client securities holdings or ZCI’s security trading activity in client accounts. Should the CCO determine that at any time in the future, Non-Employee Access Persons are given access or gain knowledge of ZCI’s day-to-day investment activities on behalf of clients, then the CCO can require full compliance with these personal securities transaction procedures by Non-Employee Access Persons and their Associated Persons.

Pre-Approval Requirements for Accounts Not Held at ZCI’s Designated Broker

1.	Employee Access Persons or their Associated Persons shall submit trade pre-approval via the Software Application to ZCI’s CCO for all accounts not at ZCI’s Designated Broker.

2.	As previously described, Portfolio Managers, Research Analysts, Traders and their Associated Persons must obtain pre-approval in the Software Application for trades in securities not currently held in ZCI client accounts.

3.	The pre-approval submission includes the following information: the name of the security, the number of shares/units (or amount) in the transaction, the nature of the transaction (buy or sell), the date of the transaction, the account number and the name of the broker/dealer or entity where the account is held.

4.	Once CCO approval is secured, trades must be entered between 12:00 p.m. Pacific Time and the close of the market at 1:00 p.m. Pacific Time. For days that the NYSE closes early, trades can be entered within the hour before the market closes.

Pre-Approval Requirements for Accounts Held at ZCI’s Designated Broker

1.	With the exception of those instances described in the previous section where pre-approval in the Software Application for trades placed in accounts held at ZCI’s Designated Broker, pre-approval is facilitated directly in the Designated Broker’s on-line trading platform. All trades entered for these accounts will be pre-screened against ZCI’s trading restrictions (as defined herein and encoded in the Software Application) at the time the trade is placed. Any trade in conflict with a trading restriction will be denied in the on-line trading platform and the CCO will be informed via the Software Application’s notification system.

2.	Trades must be entered between 12:00 p.m. Pacific Time and the close of the market at 1:00 p.m. Pacific Time. For days that the NYSE closes early, trades can be entered within the hour before the market closes. Trades attempted outside this time-frame will be rejected in the on-line trading platform.

Reporting, Record Keeping and Review Procedures

1.	Employee Access Persons must provide ZCI with account statements containing information as required by Section 204-2(a)(12) of the Investment Advisers Act of 1940, including the date of the report, name of Employee Access Person or their Associated Person, security, ticker symbol or CUSIP, number of shares (and/or dollar amount of the trade), nature of the transaction (purchase or sale), date trade was executed (or correspondingly settled), price trade was executed at and the broker/dealer the trade was executed through. This requirement includes all accounts holding mutual funds managed by ZCI. Should the account statement not report one of the above described required items, the Access Person or Associated Person will be required to provide this information.

2.	Records of Access and Associated Persons transactions must be provided no later than 30 days after the end of the calendar quarter in which the transaction was executed. ZCI considers it has made the required record under 204-2(a)(12) when, 1) ZCI receives an account statement, trade confirmation or transaction report within 30 days of quarter-end, and 2) the account statement, confirmation or transaction report contains all required information.

3.	ZCI maintains an exception report recording any Access Person’s activity not in compliance with this Policy. The exception report contains the name of the Access Person, the security, the number of shares/units (or amount) of the transaction, the nature of the transaction (purchase or sale), the date the trade was executed, the price at which the trade was executed, the broker/dealer or entity the trade was executed through, the best client execution price, details surrounding the excepted transaction and details of resolution to the exception or if unrelated to trading, other appropriate information.

4.	ZCI’s CCO has responsibility for reviewing Employee Access Persons’ and their Associated Persons’ trades and the President reviews the CCO’s transactions. Quarterly, the President of ZCI further reviews any material exceptions and makes a determination as to whether profits should be disgorged and/or disciplinary action taken.

5.	ZCI requests a quarterly Report of Personal Investment Transactions from every Access Person, that all personal trades have been made within the guidelines of this Policy and that the CCO has been notified of any new accounts and/or investments of the Access and Associated Persons.

6.	All Employee Access Persons and their Associated Persons must request that the custodians of their accounts provide ZCI with duplicate copies of confirmations and statements of all securities transactions in a timely manner. If duplicates are not available, then it is the Employee Access Persons’ responsibility to provide such statements to ZCI. This can also be accomplished via the Access Person granting permission to electronically link their accounts to the Software Application.

7.	Access and Associated Persons’ personal trading records are treated with strict confidentiality, but such information may be made available to the following upon request: ZCI’s President, Managing Directors, Board of Directors, designated legal counsel, consultants and auditors hired by ZCI, advisers for which ZCI serves as sub-adviser and/or the Securities and Exchange Commission or as otherwise required by law.

8.	Any material revisions to this Policy are provided to all Access Persons immediately, with receipt of such revisions being acknowledged in writing. Absent any changes, this Policy is provided to all Access Persons annually, such receipt being acknowledged in writing.

9.	All records associated with this Policy, whether in hard-copy or electronic format, are kept for a minimum of five years following the end of the calendar year to which the records were related (including policies, statements, acknowledgements, Reports of Personal Investment Transactions and Trade Tickets, etc.) with the two most recent years of hard-copy records retained onsite.

Exemptions from Pre-Approval Requirements

The following securities transactions are exempt from ZCI’s required pre-approval procedures outlined earlier in this Policy. However, they are still reportable to ZCI as detailed in the Reporting, Recordkeeping and Review procedures described above:

1.	Certain Corporate Actions - any acquisition or disposition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, recapitalizations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities;

2.	Systematic Investment Plans - any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to this Policy. A systematic investment plan is one in which a prescribed investment is made automatically on a regular, predetermined basis without affirmative action by the Access or Associated Person;

3.	Options-Related Activity - any acquisition or disposition of a security in connection with an option-related securities transaction that has been previously approved pursuant to this Policy. For example, if an Access or Associated Person receives approval to write a covered call, and the call is later exercised, no further approval is necessary;

4.	Commodities, Futures and Options on Futures - any security transaction involving commodities, futures (including currency futures and futures on securities comprising part of a broad-based, publicly traded market based index of stocks) and options on futures;

5.	Rights - any acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent the rights were acquired in the issue;

6.	“No Knowledge” Accounts - accounts over which the Access Person has no direct or indirect influence or control; where the Access Person has no knowledge of transactions before they are completed and is neither consulted nor advised of trades before they are executed. Examples of such accounts may include: 1) investment partnerships or investment clubs, where the Access Person does not provide recommendations and is neither consulted nor advised of trades before they are executed, and 2) accounts held by Associated Persons, where the Access Person does not provide recommendations and is neither consulted nor advised of trades before they are executed, or 3) accounts of Access or Associated Persons where discretionary authority has been formally given to a third party for management of the account (i.e. investment advisory relationship). These “No Knowledge” accounts are reviewed for trading irregularities on a regular basis. If necessary, the CCO may impose further restrictions and safeguards on a case-by-case basis. In addition to normal reporting requirements under this Policy, Access Persons shall be required to submit an annual written statement for such account(s) certifying that they have no direct or indirect influence or control over the account in question.

Exemptions from Pre-Approval and Reporting Requirements

As these securities present little opportunity for improper trading, the following securities are exempt from both ZCI’s pre-approval procedures and reporting, recordkeeping and review requirements described earlier in this Policy:

1.	Transactions and holdings in direct obligations of the Government of the United States;

2.	Transactions and holdings in money market instruments: banker’s acceptances, bank certificates of deposits, commercial paper and high–quality, short-term (issuance less than 366 days) debt instruments including repurchase agreements;

3.	Transactions and holdings in money market funds;

4.	Transactions and holdings in U.S. registered, open-end mutual funds (except those managed by ZCI, as described earlier);

5.	Transactions and holdings in a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds, including interests in variable insurance products or variable annuities.

Sanctions for Personal Trading Violations

If it is determined that a material, intentional violation of this Policy has occurred, the President of ZCI is to be notified immediately and appropriate sanctions will be imposed which may include disgorgement of profits, censure, suspension or termination of employment, depending on the severity and circumstances. If the trade did not cause an adverse effect for a client of ZCI, but was an intentional violation of this Policy, ZCI need not provide a warning and may terminate the Employee without notice. If the trade is of criminal nature, the appropriate regulatory authorities will be notified.

Disgorgement of Profits

In situations where material, non-compliant trades occur, the following remedies apply:

•	Tax-Exempt Loss on Non-Compliant Trade: No further action is necessary.

•	Tax-Exempt Profit on Non-Compliant Trade: Access Person pays to ZCI the amount of the profit (from a source other than the tax-exempt account).

•	Taxable Loss on Non-Compliant Trade: Access Person pays to ZCI the amount of taxable benefit realized.

•	Taxable Profit on Non-Compliant Trade: Access Person pays to ZCI the amount of the profit.

Any payments ZCI receives as disgorgement of profits on noncompliant trades are to be clearly identified and segregated for accounting purposes. The proceeds are then used for charitable donations, with no resulting tax benefit to ZCI for such donations.

Insider Trading

Access or Associated Persons of ZCI may not trade a security while in possession of material, nonpublic information related to that security (“insider trading”), nor may Access or Associated Persons communicate material, nonpublic information to others. This applies to transactions and information within and outside of an Access Person’s duties at ZCI.

Material Information

Trading on inside information alone is not a basis for liability unless the information is material. Information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision. Generally, this is information that, if disclosed, has a substantial effect on the price of a company’s securities. Unfortunately, there is no simple test to determine whether information is material. For this reason, questions about whether information is material should be directed to the CCO. The mere fact that transactions occurred based on the information may contribute to the conclusion that the information was material. If there is any question, always err on the side of assuming information is material.

Following is a list of items (while not exhaustive) that might be considered material: dividend changes, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, the acquisition or loss of a contract, a change in control or significant change in management, a call of securities for redemption, the purchase or sale of a significant asset, a change in capital investment plans, labor disputes, stock buy-backs and/or a tender offer for another company’s securities. Note that material information may be information about either adverse or positive developments or conditions, and it may even relate to possible future events.

Public Information

Information is “public” when it has been dispersed broadly to investors in the marketplace. Tangible evidence of such disbursement is the best indication that the information is public. For example, information is public after it has become generally available through a public filing with the SEC (or other governmental agency), the Dow Jones “tape”, the Wall Street Journal or other publications or domains of general circulation.

Information is considered “nonpublic” until it has been effectively communicated to the market place. An individual must be able to point to some fact to show that the information is generally public. In general, it is assumed that information in reports filed with the SEC or research reports issued by a brokerage firm is public. If, however, it becomes apparent that there is particularly significant information included in the filing or report that has not otherwise been disclosed to the public, then purchases, sales or recommendations should not be made based on that information. Once information has become public, insiders and those with inside information must wait to trade until the market has absorbed the information; the waiting period is at least twenty-four hours, and in some situations longer.

Tender offers (a broad solicitation by a company or a third party to purchase a substantial percentage of a target company’s shares) raise concerns related to insider trading for two reasons. First, tender offer trading often results in extraordinary volatility in the price of the target company’s securities. Trading during this time is more likely to attract regulatory attention. Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer. Access and Associated Persons should exercise extra caution any time they become aware of material nonpublic information relating to a tender offer.

Any knowledge, or potential knowledge, of material non-public information is a serious issue and should be immediately reported to the CCO. Once a determination has been made that information is material and nonpublic, no transactions in the security about which this information is known should be made by an Access or Associated Person for their own benefit, or for the benefit of clients. Do not communicate the information to anyone (other than to ZCI’s CCO, President or designated legal counsel), inside or outside of ZCI. Furthermore, access to any sources containing material nonpublic information will be restricted (i.e. lock files, restrict computer access).

If the information is determined to be material and nonpublic, a decision is then made to either place the security on a restricted list (thereby prohibiting its purchase and sale for clients, by ZCI and any Access or Associated Persons) or prevent the flow of such information to any other persons within ZCI to allow Portfolio Managers to remain uncompromised.

Violations of this Policy

Should an Access Person suspect that any violation of this Policy has occurred (whether it is with regard to conduct, personal trading activities, etc.) they are to report such violations to the CCO immediately. Should an Access Person suspect a violation of this Policy by the CCO, such report should be made to ZCI’s President. ZCI takes any violation of this Policy with the utmost seriousness. To ensure an environment of open communication with respect to such issues, no retribution or consequences will occur as a result of merely reporting such violation.

Violations of any relevant local or federal law, or provisions of this Policy, may result in significant penalties, including but not limited to: termination of employment of the Access Person, criminal and/or civil prosecution, fines, sanctions and permanent bar from the securities industry.

Zevenbergen Capital Board of Directors - Review

At least annually, the CCO shall provide a report to ZCI’s Board of Directors summarizing this Policy and any procedural changes made in the last year. A report of any material violation that occurred during the past year that resulted in disciplinary actions is also included with the name of the securities involved, the date of the violation, the date the investigation began, the accounts/Access Person(s) involved, actions taken as a result of the investigations, and any recommendations for further action.

Certification of Compliance with this Policy

ZCI shall give a copy of this Policy to all Access Persons upon employment and annually thereafter. A copy of this Policy shall also be provided whenever a material amendment to this Policy is made. Upon initial receipt, annual updates and or amendments to this Policy, all Access Persons certify at that time that they have read, understood and will comply with this Policy. In addition, each Access Person certifies quarterly that they have complied with all requirements of the Policy and that they have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Policy. All Access Persons must certify trading for their own personal accounts and the accounts of Associated Persons. If an Access Person and/or their Associated Persons do not have a brokerage account, they must certify that. And, annually, the certification requires Access Persons provide an updated list of all brokerage accounts and/or all reportable securities under this Policy (including mutual funds managed by ZCI) for themselves and their Associated Persons.